Red Mountain Resources, Inc. 10-K
Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the reference of our firm and to the use of information derived from our report effective as of June 1, 2013, dated August 14, 2013, in the Annual Report on Form 10-K of Red Mountain Resources, Inc. (the “Company”) for the fiscal year ended May 31, 2013 to be filed with the U.S. Securities and Exchange Commission.  We also consent to the incorporation by reference of this information into the Company’s Registration Statements on Form S-3 (Nos. 333-186076 and 333-188361) and Form S-8 (No. 333-186064).

CAWLEY, GILLESPIE & ASSOCIATES, INC.

Fort Worth, Texas
September 11, 2013